Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113

Exhibit 99

Date:	October 9, 2003

For Release:	Immediate

Contact:	Yolanda Pollard (Media) (504) 576-4238 ypollar@entergy.com	Nancy Morovich (Investor Relations) (504) 576-5506 nmorovi@entergy.com

Entergy Releases Third Quarter Earnings Guidance

New Orleans, La. - In accordance with Regulation FD, Entergy Corporation (NYSE: ETR) today indicated that it expects to report third quarter 2003 financial results of approximately $1.55 in as-reported and operational earnings per share. Both as-reported and operational earnings will include the benefits of disproportionate income allocated to Entergy in accordance with the terms of the Entergy-Koch, LP partnership agreement, as well as the impact of weather, which was slightly milder than normal across most of Entergy's service territory.

Entergy said it expects improved results at Utility and continued solid performance at Entergy-Koch, LP to more than offset lower results at Entergy Nuclear as compared to third quarter 2002. The improved results at Utility are expected due primarily to the impact of rate changes put into place in 2003. The financial impact of these changes is more significant in the current period given the Utility's seasonally high third quarter sales volume. In addition, below normal weather that negatively impacted earnings by $(0.04) per share in third quarter 2002 was somewhat improved in third quarter 2003. At Entergy-Koch, LP, results in third quarter 2003 are expected to be comparable to the solid performance achieved in third quarter 2002. Lower results at Entergy Nuclear are expected due primarily to lost revenues resulting from the widespread blackout that occurred in the Northeast in August 2003. Higher refueling outage amortization resulting from three scheduled refueling outages in late 2002 are expected to impact Entergy Nuclear's current period results, as was the case in the first and second quarters of 2003.

Entergy affirmed previously issued operational guidance for full year 2003 at $4.05 to $4.25 per share. The previously issued as-reported range, $4.37 to $4.57 per share, will be revised when fourth quarter 2003 results are reported to reflect the charge associated with the previously announced voluntary severance program. This charge will be recorded as a special item.

A teleconference will be held on October 23, 2003 at 10:00 a.m. CST, and may be accessed by calling Premiere Conferencing at (913) 981-5571 no more than 15 minutes prior to the start of the call. The confirmation number is 553475. Internet users may also access the teleconference and view presentation slides by visiting Entergy's website at www.entergy.com/webcasts. For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820. The confirmation number is the same.

Entergy Corporation is an integrated energy company engaged primarily in electric power production, retail distribution operations, energy marketing and trading, and gas transportation. Entergy owns and operates power plants with about 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.6 million utility customers in Arkansas, Louisiana, Mississippi, and Texas. Through Entergy-Koch, LP, it is also a leading provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities. Entergy has annual revenues of over $8 billion and more than 15,000 employees.

Additional investor information can be accessed online at

www.entergy.com/earnings

FORWARD-LOOKING INFORMATION

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: From time to time, Entergy makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Entergy believes that these forward-looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: resolution of pending and future rate cases and negotiations, various performance-based rate discussions, and other regulatory decisions, including those related to Entergy's utility supply plan, Entergy's ability to reduce its operation and maintenance costs, particularly at its Non-Utility Nuclear generating facilities including the uncertainty of negotiations with unions to agree to such reductions, the performance of Entergy's generating plants, and particularly the capacity factor at its nuclear generating facilities, prices for power generated by Entergy's unregulated generating facilities - particularly the ability to extend or replace the existing power purchase agreements for the Non-Utility Nuclear plants - and the prices and availability of power Entergy must purchase for its utility customers, Entergy's ability to develop and execute on a point of view regarding prices of electricity, natural gas, and other energy-related commodities, Entergy-Koch's profitability in trading electricity, natural gas, and other energy-related commodities, resolution of pending investigations of Entergy-Koch's past trading practices, changes in the number of participants in the energy trading market, and in their creditworthiness and risk profile changes in the financial markets, particularly those affecting the availability of capital and Entergy's ability to refinance existing debt and to fund investments and acquisitions, actions of rating agencies, including changes in the ratings of debt and preferred stock, changes in inflation and interest rates, Entergy's ability to purchase and sell assets at attractive prices and on other attractive terms, volatility and changes in markets for electricity, natural gas, and other energy-related commodities, changes in utility regulation, including the beginning or end of retail and wholesale competition, the ability to recover net utility assets and other potential stranded costs, and the establishment of SeTrans or another regional transmission organization, changes in regulation of nuclear generating facilities and nuclear materials and fuel, including possible shutdown of Indian Point or other nuclear generating facilities, changes in environmental, tax, and other laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, and other substances, the economic climate, and particularly growth in Entergy's service territory, variations in weather, hurricanes, and other disasters, advances in technology, the potential impacts of threatened or actual terrorism and war, the success of Entergy's strategies to reduce taxes, the effects of litigation, changes in accounting standards, changes in corporate governance and securities law requirements and Entergy's ability to attract and retain talented management and directors.